Exhibit 99.1

October 21, 2022

Liberty Broadband Corporation Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) will be holding its annual Investor Meeting on Thursday, November 17, 2022, which will occur concurrent with the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations related to Liberty Media and Qurate Retail will begin at approximately 9:00am E.T. and presentations related to Liberty Broadband and Liberty TripAdvisor Holdings will begin at approximately 12:30pm E.T. During its annual Investor Meeting, observations may be made regarding Liberty Broadband’s financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and livestream information is available on the Liberty Broadband website and at http://timesevents.nytimes.com/LibertyMedia2022InvestorDay. Please note that all in-person attendees must be fully vaccinated against COVID-19 and show proof of vaccination upon arrival.

After the presentations, John Malone, Chairman of Liberty Broadband, and Greg Maffei, President and Chief Executive Officer of Liberty Broadband, will host a Q&A session. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. E.T. on Friday, November 11, 2022.

An archive of the webcast of the Investor Meeting will also be available on https://www.libertybroadband.com/investors/news-events/ir-calendar after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Morning Presentations Beginning 9:00am E.T.
o	Liberty Media
◾	Atlanta Braves
◾	Formula 1
◾	Live Nation Entertainment, Inc.
◾	Sirius XM Holdings Inc.
o	Qurate Retail, Inc.
●	Afternoon Presentations Beginning 12:30pm E.T.
o	Liberty TripAdvisor Holdings, Inc.
◾	Tripadvisor, Inc.
o	Liberty Broadband Corporation
◾	Charter Communications, Inc.
◾	GCI
●	Q&A Session

About Liberty Broadband Corporation

Liberty Broadband Corporation operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation